Press Release

For Immediate Distribution

Darwin Announces Departure of Senior Vice President

March 28, 2008 (Farmington, CT)—Darwin Professional Underwriters, Inc. (Darwin) (NYSE: DR) has announced the resignation of Paul F. Romano, who served as its senior vice president – underwriting, effective Thursday, March 27th. Mr. Romano has become associated with a competing professional liability underwriter in the Hartford area.

The company announced that senior vice president and chief underwriting officer (CUO), David Newman, will assume Mr. Romano’s administrative functions, while continuing his existing policy-setting and oversight role as CUO. President and chairman, Stephen Sills, commented: “This departure in no way diminishes our strong focus on, and our commitment to, the professional liability marketplace. Our expertise in bringing creative coverage products to executives, health care providers, insurance producers, attorneys and other professionals remains unparalleled in the industry.”

About Darwin Professional Underwriters, Inc.

Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the professional liability insurance market and underwrites directors and officers (“D&O”) liability for public and private companies, errors and omissions (“E&O”) liability insurance, medical malpractice liability insurance, and other specialty coverage. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (Darwin Select). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the New York Stock Exchange under the ticker symbol, “DR.” For more about Darwin visit www.darwinpro.com.

Media Inquiries: Drake Manning at dmanning@darwinpro.com or 860.284.1500

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